Exhibit 10.32
NOBLE CORPORATION
2011 SHORT TERM INCENTIVE PLAN
Section 1. Purpose
The success of Noble Corporation (“Noble”) and its subsidiaries (collectively, unless the context otherwise requires, the “Company”) is a result of the efforts of all key employees. In order to focus each employee’s efforts on optimizing the Company’s overall results, operationally and financially, the Company maintains this Short Term Incentive Plan (the “Plan”) to reward employees for successful achievement of specific goals.
An effective incentive plan should both align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various financial and operational targets, such as safety, earnings per share and cash operating margins. The objectives of using such targets in the formulation of the specific Company goals are to link an employee’s annual incentive award more closely to the creation of shareholder wealth and to promote a culture of high performance and an environment of team work.
Section 2. Participation and Eligibility
Full-time employees in salary classifications 18N and higher are eligible for consideration of a bonus under the Plan, subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Noble. Each such employee will be considered either a “corporate employee” or a “division employee” for purposes of adjustment of such employee’s target bonus pursuant to Section 6. Full-time, non-exempt employees not in such salary classifications are also eligible for consideration of a bonus under the Plan, subject to the discretion of the Committee. The Plan year shall be the calendar year.
To be eligible to receive a bonus payment with respect to a Plan year, an employee must be actively employed by the Company on the last day of such Plan year and must continue to be employed through the date on which bonus payments for such Plan year are made. An employee shall not be eligible to receive any bonus payment if the employee’s employment with the Company terminates for any reason, either voluntarily or involuntarily, before that date on which bonus payments for a Plan year are made.

Notwithstanding the foregoing, in the event of death, disability or retirement, the employee or estate of the former employee may receive a pro-rated payment from the Plan, at the discretion of the Committee and the Chie Executive Officer (the “CEO”). For purposes of the Plan, “disability” means any termination of employment with the Company or an affiliate of the Company because of a long-term or total disability, as determined by the Committee and CEO, and “retirement” means a termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number years of continuous service of such person with the Company (or affiliate) is equal to or greater than 60.
The total bonus paid for a Plan year shall not be greater than the aggregate bonus accruals for all participating offices and divisions for such Plan year. If the accrual amount for a specific participating office or division for a Plan year is greater than the bonus amount under the Plan for such office or division, the excess accrual balance will not be distributed. If the accrual amount for a specific participating office or division for a Plan year is less than the bonus amount under the Plan, only the accrual balance will be distributed.
Section 3. Administrative Procedures
During the fourth quarter of each year, the Company will commence preparation of budgets and forecasts for the succeeding Plan year. The Board will approve the budget for the Plan year not later than March 31st of such Plan year.
Goals for a Plan year for each of the categories in Section 5 will be compiled by management and submitted to the Committee for approval at the first regularly scheduled Committee meeting of each new Plan year. The specific goals established for the Plan year will be set forth in an Annex II to this Plan for such Plan year, and the Annex II hereto for each Plan year shall be incorporated into and made a part of this Plan for such Plan year.
If, after the establishment of goals for a Plan year, the budget changes substantially due to subsequent events, such as the acquisition or sale of assets, then the CEO shall, at his discretion, recommend to the Committee the adjustment of the respective goals in order that they may not be adversely impacted by such an event. Any such revised goals shall be applicable to the Plan year from and after the time of their approval.

Section 4. Target Bonus
A target bonus is determinable for each full-time employee in salary classification 18N or higher. The target bonus for an employee is an amount equal to the employee’s salary at the end of the Plan year multiplied times the target bonus percentage assigned to such employee’s salary classification. 50 percent of this amount is eligible to be paid based on the achievement of the stated goals under the Plan, as set forth below and on page 4, and 50 percent will be available at the discretion of the Compensation Committee based on merit, individual and team performance and additional selected criteria. Target bonus percentages range from 10 percent to 100 percent based on salary classification, as follows:

Salary Classification	Target Bonus Percentage

18N	10%
19N	15%
20N through 22N	20%
23N through 24N	25%
25N	30%
26C	35%
27C through 28C	40%
29C through 30C	45%
31C through 32C	50%
33C	55%
34C	65%
35C	70%
36C	75%
37C	80%
38C	90%
39C	100%
Section 5. Goal Categories and Weightings
Goals for the following categories will be approved by the Committee for each Plan year. Such goals will then be set forth in the Annex II to this Plan for such Plan year. The relative weighting assigned to each goal will be as set forth below subject to annual review by the Committee.
Corporate Goals

Assigned Weight

1. Safety Results	25%
2. Earnings per Share	35%
3. Cash Operating Margin	40%

Operating Division Goals
Gulf Coast, Mexico, Middle East (including India), West Africa, North Sea, Brazil and Hibernia:

1. Safety Results	35%
2. Cash Operating Margin	65%
Section 6. Adjustment of Target Bonus
The respective employee target bonuses determined pursuant to Section 4 for a Plan year are subject to adjustment as set forth in this Section to reflect the levels of achievement of the specific, predetermined goals for such Plan year. Any bonus multiplier achieved will be applied to the stated corporate and division goals, pursuant to the terms of the Plan. In situations where the goal achievement calculation falls between two adjacent ranges, percentages ending in .5 or higher will round up to the next range, where as percentages below .5 will round down. In addition, a maximum bonus multiplier of 2.0 may be applied to the discretionary portion of the STIP award, subject to the approval of the Committee and CEO, as stated in Section 7 of this document.
Corporate Employees. In order to promote cooperation between the corporate office and the divisions, the target bonus for a corporate employee will be weighted 25 percent for achievement of the corporate goals, 25 percent for the cumulative average achievement of the division goals and 50 percent will be based on merit, individual and team performance and additional selected criteria, as determined by the Compensation Committee.
Operating Division Employees. In order to promote cooperation among the operating divisions and recognition by each division of its contribution to the Company’s overall performance, the target bonus for a division employee will be weighted 25 percent for achievement of the applicable division goals, 25 percent for achievement of the corporate goals and 50 percent will be based on merit, individual and team performance and additional selected criteria, as determined by the Compensation Committee.

Subject to the determination by the Board of a sufficient bonus pool for a Plan year pursuant to Section 7, the bonus payable to an eligible employee in salary classification 18N or higher will be an amount equal to such employee’s target bonus amount multiplied times the applicable multiplier determined under the following schedule:

Combined Weighted	Applicable Multiplier
Percentage of Goal Achievement	to Calculate Bonus Payable

Greater than 160%	2.00
141 – 160%	1.75
131 – 140%	1.50
121 – 130%	1.40
106 – 120%	1.20
96 – 105%	1.00
76 – 95%	.75
65 – 75%	.50
Below 65%	.00
Section 7. Allocation of Bonus Payable
After the end of each Plan year, the Board, in its best business judgment, will determine the total bonus pool for such Plan year, giving due consideration to the aggregate target bonus amounts, overall Company performance, and levels of attainment of the specific, predetermined corporate or division goals for such Plan year. In determining overall Company performance, the Board will consider the Company’s performance in relation to both the predetermined corporate and division goals and the prevailing market conditions in the industry during the Plan year.
The total bonus pool authorized by the Board for a Plan year may be an amount equal to, less than, or greater than the aggregate amount of the bonuses payable to all eligible employees in salary classifications 18N through 39C (the “Aggregate Calculated Pool”).

All eligible employees in salary classifications 18N through 39C will receive a bonus as calculated in accordance with Section 6, provided the Board has determined and authorized a total bonus pool in an amount equal to or greater than the Aggregate Calculated Pool. If the Board authorizes a total bonus pool in an amount less than the Aggregate Calculated Pool, then the Board shall also determine the percentage of such bonus pool (which may be any percentage up to 100 percent) that shall be allocated to the eligible employees in salary classifications 18N through 39C, and the bonuses otherwise payable to such employees, subject to the last sentence of the next succeeding paragraph, will be prorated accordingly based on the amount so allocated. In such event, the percentage of the total bonus pool not so allocated, if any, shall be available for payment to the eligible full-time, non-exempt employees not in salary classifications 18N through 39C based upon merit. If the Board authorizes a total bonus pool in an amount greater than the Aggregate Calculated Pool, then the excess amount will be allocated to eligible full-time, non-exempt employees not in salary classifications 18N through 39C, subject to the discretion of the Committee. Managers having responsibility for recommending the allocation of bonuses to eligible full-time, non-exempt employees not in salary classifications 18N through 39C shall submit their recommended bonus based on their performance and contributions to the Executive Vice President and the CEO for review and approval.
All bonus calculations, allocations and recommendations are subject to review and approval by the Committee. Notwithstanding anything otherwise contained in this Plan, the Committee and the CEO (and any delegated designee of the CEO) shall have the authority to adjust individual bonus amounts as deemed to be appropriate for any reason, including, but not limited to, company or division performance, individual employee performance, employee conduct, etc.
Section 8. At-Will Employment
Nothing in the Plan guarantees or constitutes a contract for any specific term of employment or otherwise limits the Company’s or an employee’s right to terminate the employment relationship for any reason at any time.